Filed Pursuant to Rule 424(b)(5)

File No. 333-109433

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 15, 2003)

2,755,695 Shares

Common Stock

We are offering 2,755,695 shares of our common stock pursuant to this prospectus supplement.

Our common stock is quoted on the Nasdaq National Market under the symbol “OXGN.” On January 13, 2004, the last reported sale price of our common stock was $8.78 per share.

Lehman Brothers Inc. has agreed to act as lead placement agent, and Rodman & Renshaw, Inc. and Roth Capital Partners LLC have agreed to act as co-placement agents, for the sale of 2,755,695 shares of our common stock. The placement agents are not required to sell any specific number or dollar amount of shares of common stock, but will use their best efforts to arrange for the sale of all of the shares of common stock offered.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-7 of this prospectus supplement and page 5 of the accompanying prospectus.

	Per Share	Total
Public offering price	$8.78	$24,195,002
Placement agent fee	$0.5707	$1,572,675
Proceeds to OXiGENE, Inc. (before expenses)	$8.2093	$22,622,327

Delivery of the shares of common stock to purchasers will be made on or about January 16, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers

Rodman & Renshaw, Inc.	Roth Capital Partners

As Placement Agents

January 15, 2004

This prospectus supplement and the accompanying prospectus dated October 15, 2003 relate to the offer by us of 2,755,695 shares of our common stock. You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with any other information.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained on page S-7 of this prospectus supplement and on page 5 of the accompanying prospectus, and our consolidated financial statements and the related notes and the other documents incorporated by reference in the accompanying prospectus.

About OXiGENE, Inc.

Overview

We are a biopharmaceutical company engaged principally in research into and the development of products for use in the treatment of cancer. Our efforts are focused on developing products for application as direct cancer treatment agents, particularly vascular targeting agents (VTAs). These agents attack a tumor’s network of existing and emerging blood vessels, which are its main life support system. We are also investigating the use of certain products for other applications in the field of ophthalmology, in particular wet age-related macular degeneration and diabetic retinopathy. Some of our activities are conducted with third parties, either through licensing arrangements or collaborations. Currently, we have, in various stages of clinical and preclinical development, multiple therapeutic product candidates that were derived from our principal vascular targeting platform.

We are a Delaware corporation that was originally incorporated in the state of New York in 1988 and reincorporated in the state of Delaware in 1992. Our principal executive offices are located at 230 Third Avenue, Waltham, Massachusetts 02451. Our telephone number is 781-547-5900 and our web site address is www.oxigene.com. We make available free of charge through the Investors section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (SEC). We include our web site address in this prospectus as an inactive textual reference only. The information found on our web site is not intended to be a part of this prospectus.

In June 2001, we moved our corporate headquarters to Massachusetts from Stockholm, Sweden. On December 31, 2001, we closed our Stockholm, Sweden office; however, we maintain our wholly owned subsidiary, OXiGENE Europe AB, in Sweden and are in the process of finalizing a liquidation procedure for the subsidiary. We maintain a small employee and facilities base, with administrative and scientific functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Waltham, Massachusetts headquarters. Substantial scientific activities are conducted pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally the subject of contracts with third party, specialty enterprises.

Our Product Candidates

Combretastatin. Our primary technology is based on Combretastatin. Combretastatins are a family of proprietary small molecule anti-tumor VTAs that attack the existing blood vessels which have recently formed within, and to some extent the blood vessels leading to, a tumor, thereby rapidly starving large regions of a tumor of the oxygen and nutrients required to survive and grow. Blood vessels in normal tissue that are mature are much more resistant to the action of Combretastatin. Our lead Combretastatin compound, CA4P, targets the inner areas of the tumor, which are believed to be resistant to conventional cancer therapies such as chemotherapy and radiation as well as emerging antibody and protein-based therapeutics. We are actively developing our next-generation Combretastatin-based product, OXi4503, that not only targets the blood vessels at the central core of the tumor but also appears to affect the vessels and tumor cells at the periphery. Currently, we have, in various stages of preclinical and clinical development, other therapeutic product candidates.

VTAs, like Combretastatin, are distinguishable from anti-angiogenesis agents, which attempt to prevent the formation of new tumor blood vessels, in that VTAs directly target the blood vessels already formed within tumors. We believe that anti-angiogenesis products, if successful, may prevent the continued growth of tumors but may not directly result in the death of existing cancer cells. In contrast, VTAs have the potential to rapidly shut down blood flow within the tumor, thereby causing extensive tumor cell death. Moreover, because they affect the regions of the tumor believed resistant to many other treatments, they have the potential to enhance the effectiveness of currently available cancer therapies.

Combretastatins are a family of naturally occurring, highly active substances, of which our lead compound is CA4P. CA4P is an inactive synthetic derivative that becomes activated following entry into the blood stream, and then targets and damages the tumor’s blood vessels. Recent studies directed at understanding how Combretastatin works show that CA4P can have dramatic effects on the shape and structural integrity of newly formed vascular endothelial cells, which are the flat and elongated cells that form the walls of blood vessels. As these endothelial cells grow and divide, blood vessels are formed in the tumor. In vitro studies have demonstrated that CA4P acts on a protein called tubulin inside the newly formed and growing endothelial cells. By binding to the tubulin, CA4P is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, resulting in physical blockage of the tumor’s blood vessels. The resulting reduction in blood flow then deprives tumor cells of oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is therefore extensive tumor cell death. Normal healthy tissues in the body have few actively growing endothelial cells. These normal blood vessel endothelial cells have matured, and do not depend on tubulin for maintenance of their cell shape, and thus are not affected by CA4P.

We have an active discovery program for our next generation of VTA compounds. OXi4503, a compound from the Combretastatin family, has advanced into animal toxicology testing and is targeted to enter into clinical trials in 2004. Preclinical research with OXi4503 suggests that it not only shuts down blood flow to the central core of the tumor, much like CA4P, but it is then metabolized into a compound which selectively kills the remaining tumor cells at the periphery of the tumor. Another addition to our pipeline of next generation VTAs is OXi6197, which was discovered by researchers at Baylor University. As part of our collaboration with Baylor University, we retain the exclusive rights to OXi6197, which has been accepted by the National Cancer Institute (NCI) for the funding of various in vitro and in vivo experiments. The Company’s latest drug candidate, OXi8007, has shown promising early results as a next generation VTA and is currently undergoing various preclinical studies.

Certain Combretastatins were discovered by Dr. George R. Pettit, Regents Professor of Chemistry at Arizona State University (“ASU”). ASU has granted us an exclusive, world-wide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Specific Combretastatins have been successfully tested in vitro and in vivo in laboratories in the United States and Europe. Our most promising Combretastatin product, CA4P, has completed three Phase I clinical trials in approximately 100 patients in the United States and the United Kingdom. In the field of oncology, CA4P has entered into a Phase Ib combination trial with the widely used chemotherapeutic drug carboplatin at the University of Pennsylvania, a Phase II single agent trial at the Ireland Cancer Center at University Hospitals of Cleveland, and a Phase I/II combination trial with radiotherapy at the Mount Vernon Hospital in London, United Kingdom. In addition, CA4P will be studied in combination with carboplatin and paclitaxel in a Phase I/II trial involving patients with advanced ovarian cancer that is being launched at Mount Vernon Hospital. The U.S. Food and Drug Administration (FDA) has granted both “fast track” and “orphan drug” designations to CA4P for the treatment of advanced anaplastic thyroid cancer. Further, on September 30, 2003, we announced that a Phase I/II combination trial combining an iodine-labeled antibody with CA4P in patients with colorectal cancer has been initiated at the Mount Vernon and Royal Free Hospitals in the United Kingdom.

We have also broadened our research efforts into the field of ophthalmology whereby CA4P has been accepted by the Foundation for Fighting Blindness, the premier eye charity in the United States, for the funding of a Phase I/II clinical trial in wet age-related macular degeneration, being conducted at Johns Hopkins University. Although CA4P is still at an early stage of clinical investigation in ophthalmology, we believe that the results to date have been encouraging. A patient with a disease called myopic macular degeneration, similar to wet age-related macular degeneration but in a younger patient population, was treated by us using CA4P under a special FDA exemption. The patient’s visual acuity improved in the study eye from 20/50 to 20/20 with significant reduction of leakage in both eyes. This significant improvement in visual acuity and underlying pathology seen in this patient, together with our current understanding of the safety profile of CA4P gleaned from our ongoing oncology and ophthalmology studies, has stimulated us to expand our development strategy with respect to CA4P. We now plan to broaden our research and development initiatives and expect to launch a clinical study in myopic degeneration and other diseases complicated by subfoveal choroidal neovascularization. In addition, we will actively pursue the introduction of local formulations of CA4P and other non-systemic methods of administering the compound for ophthalmic indications.

The Benzamide Platform

The benzamide technology was originally developed by us around the inhibition of DNA repair processes. The third generation benzamide is Declopramide (formerly OXi-104). We licensed to Active Biotech AB of Sweden our benzamide technology rights (other than Declopramide) in November 2001. In April 2002, we and Active entered into an additional licensing arrangement whereby Active acquired exclusive patent rights to certain anti-cancer and anti-inflammatory uses of Declopramide. The grant of this exclusive license is subject to fulfillment of certain research, clinical development and marketing obligations by Active. We have concluded all research and clinical development of Declopramide based on the lack of compelling clinical results for that product.

THE OFFERING

Common stock offered in this offering	2,755,695 shares

Common stock to be outstanding after this offering	17,054,109 shares

Use of proceeds	For general corporate purposes, including our internal research and development programs, preclinical studies and clinical trials, the development of new technologies, and general working capital. See “Use of Proceeds” on page S-12.

Dividend policy	We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Nasdaq National Market symbol	OXGN

The information above is based on 14,298,414 shares of common stock outstanding as of January 12, 2004. It does not include:

•	1,381,500 shares of common stock issuable upon the exercise of stock options outstanding as of January 12, 2004 at a weighted average exercise price of $6.68 per share;

•	525,000 shares of common stock issuable upon the exercise of warrants outstanding as of January 12, 2004 at a weighted average exercise price of $14.14 per share; and

•	1,019,308 shares of common stock reserved for future awards under our stock incentive plans as of January 12, 2004.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $8.78 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.42 per share in the net tangible book value of the common stock. See “Dilution” at page S-13 for a more detailed discussion of the dilution you will incur in this offering.

Risks Related to Our Business

We have a history of losses and we anticipate that we will continue to incur losses in the future.

We have experienced net losses every year since our inception and, as of September 30, 2003, had an accumulated deficit of $78.3 million. We anticipate incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any product and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.

Our products have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our products are in an early stage of development. In order to achieve profitable operations, we, alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later stage studies or clinical trials. Although we have obtained some favorable results to date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts or those of our collaborative partners may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, we would be materially and adversely affected.

We may be required to raise additional funds to finance our operations; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flow from our operations is expected to continue over at least the next several years. We do not currently have any commitments to raise additional capital by selling equity, issuing debt or entering into any collaboration that would provide material funding. Our actual capital requirements will depend on numerous factors, including: the progress of and results of our preclinical testing and clinical trials of our VTAs under development, including CA4P, our lead Combretastatin-based compound; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by us of third party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

Under our current operating plan and capital budget, and based on our current cost expectations and levels of operations, we believe our existing capital as of January 16, 2004 should be sufficient to fund operations for at least the next four years, including substantial advancement of currently ongoing clinical trials towards FDA approval of CA4P, our lead compound, whether or not such approval is ultimately obtained. We cannot predict with any certainty the success of any clinical trials, whether or not FDA approval will ultimately be obtained, and if obtained, whether such approval will take longer than expected. Due to the numerous risks and uncertainties of the drug development and FDA approval process, we cannot guarantee that our current cash, cash equivalents and capital will be sufficient to fund operations for the full time period described above. If our existing funds are not sufficient, we would be required to seek additional funding and/or take other measures to reduce expenses.

In addition, we will likely have to raise substantial additional funds: (1) if FDA approval is obtained on the CA4P compound, to bring such compound to market, including arranging for or developing manufacturing capabilities and completing marketing and other commercialization activities related to CA4P; (2) to complete the development of any additional products other than the development and FDA approval process related to CA4P; and (3) to bring any other potential product to market. The issuance of additional equity securities by us, if required to support these or any other purposes, would result in dilution to the existing stockholders. Additional financing may not be available on acceptable terms when needed, if at all. If adequate funds are not available on acceptable terms when needed, we would be required to delay, scale back or eliminate one or more of our product development programs or seek to obtain funds through arrangements with collaborative partners (or others), which arrangements may include a requirement that we relinquish rights to certain of our technologies or products or rights related to our technologies or products that we would not otherwise relinquish. Our failure to obtain funding when and in the amounts needed and/or our acceptance of funding on terms that are not favorable to us or less favorable to us than we would ordinarily desire, would have a material adverse effect on our financial position and results of operations.

We depend, and likely will continue to depend, on others for clinical development and manufacturing and marketing of our products.

We have limited experience in drug development, the regulatory approval process, manufacturing and marketing of products. Accordingly, we have depended, and in the future are likely to continue to depend, on others for assistance in many areas, including research, conducting preclinical testing and clinical trials, the regulatory approval process, manufacturing and marketing. Funding requirements, competitive factors or prioritization of other opportunities may lead us to seek additional arrangements with third parties. While we are likely to continue to explore other licensing and development opportunities for our technologies with other companies, we may not succeed in establishing new collaborative agreements or licensing arrangements; collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others, directed at the same diseases as those involved in their collaborative arrangements with us and thus undermining any collaboration with us; any such collaborative partners may not devote resources to our technologies or compounds on a basis favorable to us; any such arrangements may not be on terms favorable to us; and any future licensees may not succeed in marketing or commercializing licensed products.

Our products are subject to extensive government regulation, which results in uncertainties and delays in the progress of our products through the clinical trial process.

Our research and development activities, preclinical testing and clinical trials, and the manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Preclinical testing and clinical trials and manufacturing and marketing of our products are and will continue to be subject to the rigorous testing and approval processes of the FDA, the Swedish Medical Products Agency and other corresponding foreign regulatory authorities. Clinical testing and the regulatory process generally take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development, clinical testing and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. Even after such time and expenditures, regulatory approval may not be obtained for any potential products developed by us, and a potential product, if approved in one country, may not be approved in other countries. Moreover, if regulatory approval of a potential product is granted, such approval may entail significant limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and later discovery of previously unknown problems (such as previously undiscovered side effects) with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Moreover, continued cost control initiatives by health care maintenance organizations and similar programs may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies which, in turn, could have a material adverse effect on us.

Our industry is highly competitive, and our products may become technologically obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Accordingly, competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing technologies and products that are more effective and/or cost competitive than those being developed by us, or that would render our technology and products less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.

To date, our principal products have been based on certain previously known compounds. We anticipate that the products we develop in the future may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds we may discover. Although we expect to seek patent protection for any compounds we discover and/or for any specific uses we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our efforts, although those processes, as such, may not be patentable.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of January 13, 2004, we were the sole assignee or co-assignee of eight granted United States patents, thirteen pending United States patent applications, and granted patents and/or pending applications in several other major markets, including the European Union (“EU”), Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents was performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while we attempt to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We require employees, Scientific Advisory Board members and the institutions that perform our preclinical and clinical tests to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

We depend heavily on our executive officers, directors, and principal consultants, and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others, particularly Joel-Tomas Citron—Chairman of the Board, Dr. David Chaplin—Chief Scientific Officer and Frederick Driscoll—President and Chief Executive Officer. The loss of the services of any of these individuals could have a material adverse effect on us. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties.

Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover any claims.

The use of our potential products in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such products cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on the financial condition and prospects of our company. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and products under development.

Risks Related to Our Common Stock

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.

The market price of the common stock has been, and likely will continue to be highly volatile. Factors, including our or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your initial investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page S-7 of this prospectus supplement and elsewhere in this prospectus supplement, that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statement to actual results or if new information becomes available.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $22.3 million, after deducting the placement agents’ fees and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, including our internal research and development programs, preclinical studies and clinical trials, the development of new technologies, and general working capital.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at September 30, 2003, was $17,436,000, or $1.24 per share, based on 14,055,057 shares of our common stock outstanding. After giving effect to the sale of 2,755,695 shares of common stock by us at a public offering price of $8.78 per share, less the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value at September 30, 2003, would have been approximately $39,712,000, or $2.36 per share. This represents an immediate increase in the net tangible book value of $1.12 per share to existing stockholders and an immediate dilution of $6.42 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share	$8.78
Net tangible book value per share as of September 30, 2003	$1.24
Increase in net tangible book value per share after the offering	$1.12
Net tangible book value per share after this offering	$2.36
Dilution per share to new investors	$6.42

PLAN OF DISTRIBUTION

Lehman Brothers Inc., Rodman & Renshaw, Inc., and Roth Capital Partners, referred to as the placement agents, have entered into a placement agency agreement with us in which they have agreed to act as placement agents in connection with the offering. The placement agents are using their best efforts to introduce us to selected institutional investors who will purchase the shares. The placement agents have no obligation to buy any of the shares from us. The placement agents have solicited indications of interest from investors for the full amount of the offering.

All investor funds will be deposited into an escrow account set up at JPMorgan Chase Bank for the benefit of the investors. JPMorgan Chase Bank, acting as escrow agent, will invest all funds it receives in a non-interest bearing account in accordance with Rule 15c2-4 under the Exchange Act. The escrow agent will not accept any investor funds until the date of this prospectus supplement. Before the closing date, JPMorgan Chase Bank will notify the placement agents that all of the funds to pay for the shares have been received. We will deposit the shares with the Depository Trust Company upon receiving notice from the placement agents. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors.

If investor funds are not received for all of the shares being offered, then all investor funds that were deposited into escrow will be returned promptly to investors and the offering will terminate. We have agreed to indemnify the placement agents and certain other persons against certain liabilities under the Securities Act of 1933, as amended. The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to pay the placement agents a fee equal to 6.5% of the proceeds of this offering and to reimburse the placement agents for reasonable expenses that they incur in connection with the offering. The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

Per share	$0.5707
Total	$1,572,675

Lazard Frères & Co. LLC acted as a financial advisor to us in connection with the offering.

This is a brief summary of the material provisions of the placement agency agreement and does not purport to be a complete statement of its terms and conditions. A copy of the placement agency agreement will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page 18 of the accompanying prospectus.

DESCRIPTION OF COMMON STOCK

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., of Boston, Massachusetts.

EXPERTS

The consolidated financial statements of OXiGENE, Inc. appearing in OXiGENE, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

OXiGENE, INC.

$ 50,000,000

COMMON STOCK

DEBT SECURITIES

WARRANTS

We may from time to time issue up to $50,000,000 aggregate principal amount of common stock, debt securities and/or warrants. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Investing in our securities involves risks.

See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is October 15, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

OUR BUSINESS

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risk. Accordingly, please carefully consider the information provided under the heading “Risk Factors” on page 5.

Overview

We are a biopharmaceutical company engaged principally in research into and the development of products for use in the treatment of cancer. Our efforts are focused on developing products for application as direct cancer treatment agents, particularly vascular targeting agents (“VTAs”). These agents attack a tumor’s network of existing and emerging blood vessels, which are its main life support system. We are also investigating the use of certain products for other applications in the field of ophthalmology, in particular wet age-related macular degeneration and diabetic retinopathy. Some of our activities are conducted with third parties, either through licensing arrangements or collaborations. Currently, we have, in various stages of clinical and preclinical development, multiple therapeutic product candidates that were derived from our principal vascular targeting platform.

We are a Delaware corporation that was originally incorporated in the state of New York in 1988 and reincorporated in the state of Delaware in 1992. Our principal executive offices are located at 230 Third Avenue, Waltham, Massachusetts 02451. Our telephone number is 781-547-5900 and our web site address is www.oxigene.com. We make available free of charge through the Investors section of our web site our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (SEC). We include our web site address in this prospectus as an inactive textual reference only. The information found on our website is not intended to be a part of this prospectus.

In June 2001, we moved our corporate headquarters to Massachusetts from Stockholm, Sweden. On December 31, 2001, we closed our Stockholm, Sweden office; however, we maintain our wholly-owned subsidiary, OXiGENE Europe AB, in Sweden and are in the process of finalizing a liquidation procedure for the subsidiary by the end of 2003. We maintain a small employee and facilities base, with administrative and scientific functions, which include, among other things, product development, regulatory oversight and clinical testing, managed from our Waltham, Massachusetts headquarters. Substantial scientific activities are conducted pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally the subject of contracts with third party, specialty enterprises.

Our Product Candidates

Combretastatin. Our primary technology is based on Combretastatin. Combretastatins are a family of proprietary small molecule anti-tumor VTAs that attack the existing blood vessels which have recently formed within, and to some extent the blood vessels leading to, a tumor, thereby rapidly starving large regions of a tumor of the oxygen and nutrients required to survive and grow. Blood vessels in normal tissue that are mature are much more resistant to the action of Combretastatin. Our lead Combretastatin compound, CA4P, targets the inner areas of the tumor, which are believed to be resistant to conventional cancer therapies such as chemotherapy and radiation as well as emerging antibody and protein based therapeutics. We are actively developing our next-generation Combretastatin-based product, OXi4503, that not only targets the blood vessels at the central core of the tumor but also appears to affect the vessels and tumor cells at the periphery. Currently, we have, in various stages of preclinical and clinical development, other therapeutic product candidates.

VTAs, like Combretastatin, are distinguishable from anti-angiogenesis agents, which attempt to prevent the formation of new tumor blood vessels, in that VTAs directly target the blood vessels already formed within tumors. We believe that anti-angiogenesis products, if successful, may prevent the continued growth of tumors but may not directly result in the death of existing cancer cells. In contrast, VTAs rapidly shut down blood flow within the tumor, thereby causing extensive tumor cell death. Moreover, because they affect the regions of the tumor believed resistant to many other treatments, they have the potential to enhance the effectiveness of currently available cancer therapies.

Combretastatins are a family of naturally occurring, highly active substances, of which our lead compound is CA4P. CA4P is an inactive synthetic derivative that becomes activated following entry into the blood stream, and then targets and damages the tumor’s blood vessels. Recent studies directed at understanding how Combretastatin works show that CA4P can have dramatic effects on the shape and structural integrity of newly formed vascular endothelial cells, which are the flat and elongated cells that form the walls of blood vessels. As these endothelial cells grow and divide, blood vessels are formed in the tumor. In vitro studies have demonstrated that CA4P acts on a protein called tubulin inside the newly formed and growing endothelial cells. By binding to the tubulin, CA4P is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, resulting in physical blockage of the tumor’s blood vessels. The resulting reduction in blood flow then deprives tumor cells of oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is therefore extensive tumor cell death. Normal healthy tissues in the body have few actively growing endothelial cells. These normal blood vessel endothelial cells have matured, and do not depend on tubulin for maintenance of their cell shape, and thus are not affected by CA4P.

We have an active discovery program for our next generation of VTA compounds. OXi4503, a compound from the Combretastatin family, has advanced into animal toxicology testing and is targeted to enter into clinical trials in early 2004. Preclinical research with OXi4503 suggests that it not only shuts down blood flow to the central core of the tumor, much like CA4P, but it is then metabolized into a compound which selectively kills the remaining tumor cells at the periphery of the tumor. Another addition to our pipeline of next generation VTAs is OXi6197, which was discovered by researchers at Baylor University. As part of our collaboration with Baylor University, we retain the exclusive rights to OXi6197, which has been accepted by the National Cancer Institute (NCI) for the funding of various in vitro and in vivo experiments. The Company’s latest drug candidate, OXi8007, has shown promising early results as a next generation VTA and is currently undergoing various preclinical studies.

Certain Combretastatins were discovered by Dr. George R. Pettit, Regents Professor of Chemistry at Arizona State University (“ASU”). ASU has granted us an exclusive, world-wide, royalty-bearing license with respect to the commercial rights to particular Combretastatins. Specific Combretastatins have been successfully tested in vitro and in vivo in laboratories in the United States and Europe. Our most promising Combretastatin product, CA4P, has completed three Phase I clinical trials in approximately 100 patients in the United States and the United Kingdom. In the field of oncology, CA4P has entered into a Phase Ib combination trial with the widely used chemotherapeutic drug Carboplatin at the University of Pennsylvania, a Phase II single agent trial at the Ireland Cancer Center at University Hospitals of Cleveland and a Phase I/II combination trial with radiotherapy at the Mount Vernon Hospital in London, United Kingdom. In addition, CA4P will be studied in combination with carboplatin and paclitaxel in a Phase I/II trial involving patients with advanced ovarian cancer that is being launched at Mount Vernon Hospital. The U.S. Food and Drug Administration has granted both “fast track” and “orphan drug” designations to CA4P for the treatment of advanced anaplastic thyroid cancer. Further, on September 30, 2003, we announced that a Phase I/II combination trial combining an iodine-labeled antibody with CA4P in patients with colorectal cancer has been initiated at Mount Vernon and Royal Free Hospitals in the United Kingdom. We have also broadened our research efforts into the field of ophthalmology whereby CA4P has been accepted by the Foundation for Fighting Blindness, the premier eye charity in the United States, for the funding of a Phase I/II clinical trial in wet age-related macular degeneration, being conducted at Johns Hopkins University.

The Benzamide Platform. The benzamide technology was originally developed by us around the inhibition of DNA repair processes. The third generation benzamide is Declopramide (formerly OXi-104). We licensed to Active Biotech AB of Sweden our benzamide technology rights (other than Declopramide) in November 2001. In

April 2002, we and Active entered into an additional licensing arrangement whereby Active acquired exclusive patent rights to certain anti-cancer and anti-inflammatory uses of Declopramide. The grant of this exclusive license is subject to fulfillment of certain research, clinical development and marketing obligations by Active. We have concluded all research and clinical development of Declopramide based on the lack of compelling clinical results for that product.

RISK FACTORS

Investing in our securities is very risky. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. You should be able to bear a complete loss of your investment. See “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to retain key employees of ours; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates; our dependence upon pharmaceutical and biotechnology collaborations; the levels and timing of payments under our collaborative agreements; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing systems; our ability to protect our proprietary technologies; patent-infringement claims; and risks of new, changing and competitive technologies and regulations in the United States and internationally. Please also see the discussion of risks and uncertainties under “Risk Factors” in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Company or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	debt securities; and/or

•	warrants to purchase any of the securities listed above.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended, and our bylaws.

Our authorized capital stock consists of 60,000,000 shares of common stock, par value of $0.01 per share.

Common Stock

We are authorized to issue 60,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. Holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “OXGN.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Delaware Law and Certain Charter and By-Law Provisions

The provisions of Delaware law and of our restated certificate of incorporation, as amended, and bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE.

Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation’s voting stock.

Special Meetings of Stockholders. Special meetings of the stockholders may be called by the chairman of our board of directors, the president, or the entire board of directors pursuant to a resolution adopted by a majority of directors present at a meeting at which a quorum is present. The president or Secretary shall also call special meetings upon the written request of not less than 10% in interest of the stockholders entitled to vote at the meeting.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Waltham, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

E XPERTS

The consolidated financial statements of OXiGENE, Inc. appearing in OXiGENE, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at www.oxigene.com. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003 (File No. 000-21990);

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 30, 2003 (File No. 000-21990);

•	Amendment No. 2 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on June 18, 2003 (File No. 000-21990);

•	Amendment No. 3 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on August 12, 2003 (File No. 000-21990);

•	Amendment No. 4 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on August 19, 2003 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003 (File No. 000-21990);

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 19, 2003 (File No. 000-21990);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003 (File No. 000-21990);

•	Our Current Report on Form 8-K filed on June 10, 2003, announcing the completion of a private placement of our securities (File No. 000-21990); and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 (File No. 0-21990) pursuant to Section 12(g) of the Securities Exchange Act of 1934, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, and any amendment or report filed with the SEC for purposes of updating such description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting OXiGENE, Inc., 230 Third Avenue, Waltham, Massachusetts 02451, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (781) 547-5900.